195 Church Street
New Haven, CT  06510
www.newalliancebank.com

PRESS RELEASE

Contact:
Brian S. Arsenault
Executive Vice President
NewAlliance Bank
203 789 2733

NewAlliance to Offer Dividend Reinvestment Plan

NEW HAVEN, CT, September 2, 2004 - NewAlliance Bancshares, Inc. (NASDAQ: NABC), the holding company for NewAlliance Bank, today announced that its Board of Directors voted to offer a dividend reinvestment and direct stock purchase plan through its transfer agent, American Stock Transfer and Trust Company.

"We are very pleased to be able to offer our shareholders a convenient way to build their investment in NewAlliance. The Board had intended to adopt a dividend reinvestment plan, and the number of calls we have received from our shareholders requesting a plan since we announced our first dividend has confirmed the decision," commented Peyton R. Patterson, Chairman, President and CEO of NewAlliance. When ready for distribution, the plan will be mailed to all registered shareholders with enrollment information. Shareholders who are interested in participating will need to return an enrollment form to the transfer agent. The Company expects to have the plan in place before another dividend is announced.

NewAlliance Bank is a Connecticut-based regional bank with a rich history of community banking since 1838. The Bank was formed through the union of New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank. Through its 65 branches covering the five counties of Hartford, Middlesex, New Haven, Tolland and Windham, NewAlliance is the fifth largest bank in the state with $6.4 billion in assets and $3.8 billion in deposits.